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                                                                                                           Exhibit 12.6


                                            Central Illinois Light Company
               Computation Of Ratio Of Earnings To Fixed Charges And Preferred Stock Dividend Requirements
                                        (Thousands of Dollars, Except Ratios)


                                                                        Year Ended December 31,
                                             ---------------------------------------------------------------------------
                                                1999            2000           2001            2002            2003
                                                ----            ----           ----            ----            ----
Net Income                                       $19,249         $47,777        $14,638         $50,128         $44,883
Add- Extraordinary items net of tax                    -               -              -               -         (24,080)
                                             ------------   -------------   ------------    ------------   -------------
Net income from continuing operations             19,249          47,777         14,638          50,128          20,803

  Taxes based on income                            8,376          26,227          7,789          26,472          11,905
                                             ------------   -------------   ------------    ------------   -------------

Net income before income taxes                    27,625          74,004         22,427          76,600          32,708


Add- fixed charges:
  Interest on long term debt                      19,234          17,516         17,678          19,006          14,279
  Other interest                                   7,513          10,024         10,333           8,190           2,079
  Rentals                                          1,809           1,480            857           1,619           1,468
  Amortization of net debt premium, discount,
    expenses and losses                              668             423            414             544             708

                                             ------------   -------------   ------------    ------------   -------------
Total fixed charges                               29,224          29,443         29,282          29,359          18,534
                                             ------------   -------------   ------------    ------------   -------------

Earnings available for fixed charges              56,849         103,447         51,709         105,959          51,242
                                             ============   =============   ============    ============   =============

Ratio of earnings to fixed charges                  1.94            3.51           1.76            3.60            2.76
                                             ============   =============   ============    ============   =============


Earnings required for preferred dividends:
  Preferred stock dividends                        3,208           2,977          2,159           2,159           2,127
  Adjustment to pre-tax basis                      1,395           1,634          1,149           1,140           1,217
                                             ------------   -------------   ------------    ------------   -------------
                                                   4,603           4,611          3,308           3,299           3,344

Fixed charges plus preferred stock dividend
  requirements                                    33,827          34,054         32,590          32,658          21,878
                                             ============   =============   ============    ============   =============

Ratio of earnings to fixed charges plus
  preferred stock dividend requirements             1.68            3.03           1.58            3.24            2.34
                                             ============   =============   ============    ============   =============

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